HealthStream Announces First Quarter 2022 Results Page 1 April 25, 2022	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2022 RESULTS

NASHVILLE, Tenn. (April 25, 2022)—HealthStream, Inc. (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2022.

•	Revenues of $65.4 million in the first quarter of 2022, up 3% from $63.5 million in the first quarter of 2021
•	Operating income of $4.0 million in the first quarter of 2022, up 22% from $3.3 million in the first quarter of 2021
•	Net income of $2.9 million in the first quarter of 2022, up 26% from $2.3 million in the first quarter of 2021
•	Earnings per share (EPS) of $0.09 per share (diluted) in the first quarter of 2022 compared to $0.07 per share (diluted) in the first quarter of 2021
•	Adjusted EBITDA[1] of $14.0 million in the first quarter of 2022, up 3% from $13.6 million in the first quarter of 2021
•	Authorized an expansion on March 14, 2022 of our share repurchase program to repurchase up to $10.0 million of outstanding shares of common stock, which is in addition to our $20.0 million authorization pursuant to the share repurchase program adopted on November 30, 2021, which was completed on March 8, 2022
•	Michael Collier named Executive Vice President, Corporate Strategy & Development on April 13, 2022

Financial Results:

First Quarter 2022 Compared to First Quarter 2021

Revenues for the first quarter of 2022 increased by $1.9 million, or three percent, to $65.4 million, compared to $63.5 million for the first quarter of 2021.

Revenues from our Workforce Solutions segment were $52.0 million for the first quarter of 2022, an increase of two percent compared to $51.2 million for the first quarter of 2021. The workforce segment achieved this growth while overcoming a $1.7 million decline in revenues from the legacy resuscitation business. Revenues from other solutions more than offset this decline in legacy resuscitation revenues.

Revenues from our Provider Solutions segment were $13.3 million for the first quarter of 2022, an increase of nine percent compared to $12.2 million for the first quarter of 2021. This revenue growth of $1.1 million was primarily attributable to subscription revenues.

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces First Quarter 2022 Results Page 2 April 25, 2022

Prior to the Company adopting ASU 2021-08 on January 1, 2022, generally accepted accounting principles (GAAP) required companies to adjust beginning balances of acquired deferred revenue as part of “fair value” accounting. Following the adoption of ASU 2021-08, contracts acquired in any acquisition completed on or after January 1, 2022 will be measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company will no longer record deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company will continue to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). During the first quarter of 2022, HealthStream reported a reduction of $94,000 to revenue and operating income and a reduction of $75,000 to net income as a result of deferred revenue write-downs from acquisitions completed prior to the adoption of this new accounting standard. During the first quarter of 2021, HealthStream reported a reduction of $1.6 million to revenue and operating income and a reduction of $1.2 million to net income as a result of deferred revenue write-downs from prior acquisitions.

Operating income was $4.0 million for the first quarter of 2022, compared to $3.3 million from the first quarter of 2021. The improvement in operating income was primarily attributable to higher revenues, as discussed above, a reduction in royalties payable by us related to legacy resuscitation products, and an increase in capitalized labor associated with software development activities. In the first quarter of 2021, operating income was favorably impacted by a $1.0 million non-recurring, non-cash benefit related to the reduction of paid time off (PTO) expense resulting from modifications of the Company's PTO policy.

Net income was $2.9 million in the first quarter of 2022, up 26 percent from $2.3 million in the first quarter of 2021, and EPS was $0.09 per share (diluted) in the first quarter of 2022, compared to $0.07 per share (diluted) for the first quarter of 2021.

Adjusted EBITDA was $14.0 million for the first quarter of 2022, up three percent from $13.6 million in the first quarter of 2021.

At March 31, 2022, the Company had cash and cash equivalents and marketable securities of $45.4 million. Capital expenditures incurred during the first quarter of 2022 were $6.7 million.

Other Business Updates

At March 31, 2022, we had approximately 5.13 million contracted subscriptions to hStream, our emerging technology platform. hStream technology enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On March 14, 2022, the Company's Board of Directors approved an expansion of our share repurchase program by authorizing the repurchase of up to an additional $10.0 million of outstanding shares of common stock. Pursuant to this authorization, the Company acquired shares valued at $5.0 million in the first quarter of 2022 and may continue to make such purchases in the open market, including under a Rule 10b5-1 plan, through privately negotiated transactions or otherwise. The share repurchase program will terminate on the earlier of March 13, 2023 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time. The Company previously repurchased $20.0 million of common stock (including $14.9 million of common stock repurchased during the first quarter of 2022), authorized under the share repurchase program announced on November 30, 2021, which concluded on March 8, 2022, when the maximum dollar amount was expended under such program.

HealthStream Announces First Quarter 2022 Results Page 3 April 25, 2022

Management Team Announcement

On April 13, 2022, Michael Collier, who was previously serving the Company as Senior Vice President, Business Development & General Counsel, was promoted to Executive Vice President, Corporate Strategy & Development. For over a decade, Mr. Collier has led HealthStream's inorganic growth strategy, which has included the successful closing of 14 acquisitions and the creation of numerous strategic partnerships. In his new role focused on corporate strategy and business development, he will also continue to serve as General Counsel, Chief Compliance Officer, and Corporate Secretary for HealthStream.

Financial Outlook for 2022

The Company reiterates its guidance for 2022 for the measures set forth below as previously announced on February 21, 2022. For a reconciliation of projected adjusted EBITDA, a non-GAAP financial measure defined later in this release, to projected net income (the most comparable GAAP measure) for 2022, see the table included on page ten of this release.

	Full Year 2022 Guidance
Revenue
Workforce Solutions	$214.5	-	$218.0	million
Provider Solutions	53.0	-	55.0	million
Consolidated	$267.5	-	$273.0	million

Adjusted EBITDA[2]	$50.0	-	$53.5	million

Capital Expenditures	$26.0	-	$29.0	million

2 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2022 as set forth above reflects the Company’s assumptions regarding, among other things, the COVID-19 pandemic as noted below and increased Company expenses in 2022 compared to 2021 associated with growth in staffing levels, lower employee turnover, and the resumption of employee travel. This consolidated guidance does not include the impact of any acquisitions that we may complete during 2022.

HealthStream Announces First Quarter 2022 Results Page 4 April 25, 2022

The Company’s financial guidance assumes that public health conditions associated with the pandemic and general economic conditions (including conditions impacting healthcare organizations) do not deteriorate during 2022.

Commenting on first Quarter 2022 results, Robert A. Frist, Jr., Chief Executive Officer of HealthStream, said, “HealthStream’s performance in the first quarter of 2022 was on target with our expectations as we kick off the year, setting the groundwork for further growth of the Company,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Compared to the first quarter of last year, our quarterly revenues were up three percent, operating income was up 22 percent, and net income was up 26 percent. As we remain focused on providing our customers with innovative solutions to address their workforce challenges, I am excited about HealthStream’s role in supporting them through what we all hope will soon be a post-pandemic era.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, April 26, 2022, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #9284606) for U.S. and Canadian callers and 404-537-3406 (conference ID #9284606) for international callers.

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses (as discussed in greater detail below) and before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, and the de-recognition of non-cash expense resulting from the PTO expense reduction in the first quarter of 2021 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company’s operating performance between periods. In addition, short-term cash incentive bonuses and certain performance-based equity awards grants are based on the achievement of adjusted EBITDA (as defined in applicable bonus and equity grant documentation) targets.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two-year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two-year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 will be measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company will no longer record deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company will continue to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). At the current time, the Company intends to continue to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022 given the ongoing impact of such deferred revenue on our financial results.

HealthStream Announces First Quarter 2022 Results Page 5 April 25, 2022

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

HealthStream Announces First Quarter 2022 Results Page 6 April 25, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Revenues, net	$65,367	$63,468
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	21,998	22,748
Product development	10,412	9,525
Sales and marketing	10,417	9,019
Other general and administrative expenses	9,183	9,723
Depreciation and amortization	9,322	9,153
Total operating costs and expenses	61,332	60,168

Operating income	4,035	3,300

Other loss, net	(276)	(87)

Income before income tax provision	3,759	3,213
Income tax provision	866	922
Net income	$2,893	$2,291

Net income per share:
Basic	$0.09	$0.07
Diluted	$0.09	$0.07

Weighted average shares of common stock outstanding:
Basic	30,955	31,504
Diluted	30,976	31,526

HealthStream Announces First Quarter 2022 Results Page 7 April 25, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$43,370	$46,905
Marketable securities	2,008	5,041
Accounts and unbilled receivables, net	40,788	34,920
Prepaid and other current assets	21,060	19,979
Total current assets	107,226	106,845

Capitalized software development, net	34,131	32,412
Property and equipment, net	17,070	17,950
Operating lease right of use assets, net	24,589	25,168
Goodwill and intangible assets, net	268,462	271,706
Deferred tax assets	601	601
Deferred commissions	24,142	24,012
Other assets	7,705	8,059
Total assets	$483,926	$486,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$24,684	$26,534
Deferred revenue	89,878	73,816
Total current liabilities	114,562	100,350
Deferred tax liabilities	18,841	18,146
Deferred revenue, non-current	990	1,583
Operating lease liability, noncurrent	25,496	26,178
Other long-term liabilities	1,465	1,477
Total liabilities	161,354	147,734

Shareholders’ equity:
Common stock	251,179	270,791
Accumulated other comprehensive income	378	106
Retained earnings	71,015	68,122
Total shareholders’ equity	322,572	339,019
Total liabilities and shareholders' equity	$483,926	$486,753

HealthStream Announces First Quarter 2022 Results Page 8 April 25, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2022	2021
Operating activities:
Net income	$2,893	$2,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,322	9,153
Stock-based compensation	774	616
Amortization of deferred commissions	2,484	2,133
Deferred income taxes	684	486
Provision for credit losses	6	142
Loss on equity method investments	276	54
Non-cash paid time off expense	—	(1,011)
Other	26	15
Changes in assets and liabilities:
Accounts and unbilled receivables	(5,874)	7,379
Prepaid and other assets	(3,616)	(3,372)
Accounts payable, accrued and other liabilities	(1,776)	(5,644)
Deferred revenue	15,456	6,862
Net cash provided by operating activities	20,655	19,104

Investing activities:
Business combinations, net of cash acquired	(22)	(731)
Changes in marketable securities	3,001	(705)
Payments to acquire non-marketable equity investments	—	(1,000)
Purchases of property and equipment	(636)	(1,898)
Payments associated with capitalized software development	(6,305)	(5,326)
Net cash used in investing activities	(3,962)	(9,660)

Financing activities:
Taxes paid related to net settlement of equity awards	(497)	(399)
Repurchases of common stock	(19,726)	—
Payment of cash dividends	—	(12)
Net cash used in financing activities	(20,223)	(411)

Effect of exchange rate changes on cash and cash equivalents	(5)	(251)
Net (decrease) increase in cash and cash equivalents	(3,535)	8,782
Cash and cash equivalents at beginning of period	46,905	36,566
Cash and cash equivalents at end of period	$43,370	$45,348

HealthStream Announces First Quarter 2022 Results Page 9 April 25, 2022

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
GAAP net income	$2,893	$2,291
Deferred revenue write-down	94	1,622
Interest income	(15)	(18)
Interest expense	32	32
Income tax provision	866	922
Stock-based compensation expense	774	616
Depreciation and amortization	9,322	9,153
Non-cash paid time off expense	—	(1,011)
Adjusted EBITDA	$13,966	$13,607

(1) Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

HealthStream Announces First Quarter 2022 Results Page 10 April 25, 2022

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2022

(In thousands)

(Unaudited)

	Low	High
Net income	$6,600	$8,600
Deferred revenue write-down	400	400
Interest income	(100)	(100)
Interest expense	100	100
Income tax provision	2,300	3,100
Stock-based compensation expense	3,500	3,700
Depreciation and amortization	37,200	37,700
Adjusted EBITDA	$50,000	$53,500

HealthStream Announces First Quarter 2022 Results Page 11 April 25, 2022

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2022 as well as the anticipated impact of the COVID-19 pandemic on our financial results, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; various disruptions currently being experienced by the U.S. economy due to the impact of the pandemic and other factors, including with respect to inflationary pressures, competitive labor market conditions and supply chain shortages and disruptions, and the impact of the pandemic and current economic conditions on healthcare organizations; as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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